Exhibit 99.1
Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 486-8111
POLYMEDICA RECORDS RESERVE
IN RESPONSE TO RULING IN LEGAL ACTION
Wakefield, Massachusetts (March 7, 2007) — PolyMedica Corporation (NASDAQ: PLMD) today announced that the Federal District Court in Fort Pierce, Florida, has determined that Liberty Medical Supply, a subsidiary of PolyMedica, violated the Fair Labor Standards Act with respect to its former overtime compensation and lunch break deduction policies. The Court ruled that upon final resolution of the remaining legal issues in the case, it will enter a judgment against the Company. The lawsuit was filed against the Company by a former employee in 2005.
Commenting on the announcement, President and Chief Executive Officer Patrick Ryan said, “We respectfully disagree with the Court’s ruling and plan to appeal the decision to the 11th Circuit Court of Appeals once a final judgment has been entered. We anticipate a final judgment could be entered in late April 2007 and that the appeals process could take as long as 24 months. We believe that our former policy regarding lunch break deductions is supported by both law and industry practice.”
The Company stated that, based on the recent rulings in this matter, it plans to record a reserve of approximately $1.4 million to reflect the potential amount of the judgment, the Company’s legal fees and associated costs, and the legal fees of the plaintiffs that the Company may be required to pay. Mr. Ryan added, “Recording such a reserve should not be misinterpreted. Although fiscal responsibility requires us to do so, we are optimistic that the Court of Appeals will reverse the District Court’s ruling.”
Mr. Ryan concluded by saying, “We place a high value on the work of our team members, and we compensate them fairly for the time they work. The fact that only a small percentage of Liberty’s team members are participating in this lawsuit is a testament to the positive work environment Liberty provides its team members.”
About PolyMedica
For more than a decade, PolyMedica Corporation has been the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 925,000 active diabetes patients. The Company also offers a full service pharmacy to meet patients’ medication needs and provides patient education to help its patients better manage their health conditions. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006, and December 31, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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